                                                                    EXHIBIT 99.1

PAWNMART, INC.                                                      NEWS RELEASE
6300 Ridglea Place, Suite 724
Fort Worth, Texas 76116
(817) 569-9305
(817) 569-1082 Fax                       CONTACT: Carson R. Thompson
                                                  Chairman and
                                                  Chief Executive Officer
                                         Phone:   (817) 569-9305 Ext. 18
                                         E-mail:  crt@pawnmart.com


                    PAWNMART, INC. ANNOUNCES OPERATIONAL AND
                          FINANCIAL RESTRUCTURING PLAN

Fort Worth, Texas (March 13, 2001) - PawnMart, Inc., (Nasdaq Small Cap: PMRT and Boston Stock Exchange: PWT, PWTA and PWTB) announced today that its Board of Directors has approved the final terms of its restructuring plan.

The restructuring plan includes reductions in store operations and the financial restructuring of approximately $13 million of unsecured debt and preferred stock. The Company has suspended interest payments on its 12% Subordinated Notes and dividends on the 8% Convertible Preferred Stock during the restructuring process. Estimated operational restructuring charges of $3 million will affect the results for fiscal years 2000 and 2001.

The operational restructuring will result in the closing or sale of 15 stores, reducing the number of stores for continuing operations to 30 stores. Reductions in operating personnel and related overhead expenses will be realized as the store sales or closings are completed during the first and second fiscal quarters of fiscal 2001. Excluding restructuring charges, the Company believes it will achieve positive EBITDA for fiscal year 2001. If the proposed debt restructuring is achieved, the Company believes it can achieve positive cash flow beginning in fiscal year 2002.

The financial restructuring plan includes a modification of the Company's line of credit, a proposed exchange offer to holders of its 12% Subordinated Notes and a restructuring of its 8% Convertible Preferred Stock. The line of credit lender has approved a modification of the Company's revolving credit facility providing short-term additional financing to assist the Company in the restructuring process. The modifications are contingent on the Company's successful restructuring of the 12% Subordinated Notes, and includes a reduction in the overall credit facility to $8 million with revised financial covenants.

The proposed exchange offer to holders of the 12% Subordinated Notes would provide for a conversion of one-half of each holder's notes to a new 9% Senior Subordinated Note and one-half into a new issue of 9% Convertible Preferred Stock. The new 9% Senior Subordinated Notes will be exchanged at face value for one-half of the 12% Subordinated Notes plus accrued interest. Interest will be paid semiannually beginning October 31, 2001. The Company would have the option to pay the initial interest installment in cash or Common Stock. Interest payments thereafter would be payable in cash. The new 9% Convertible Preferred Stock to be exchanged would be based on the face value of one-half of the 12% Subordinated Notes plus accrued interest. Each share of 9% Convertible Preferred Stock would be convertible into Common Stock based on a per share price for the Common Stock of $1.00 per share.

If all bondholders accept the proposed exchange offer, the Company would issue 5,222,000 shares of 9% Convertible Preferred Stock which would be convertible into 5,222,000 shares of Common Stock. The 9% Convertible Preferred Stock can be converted into Common Stock annually on April 30 at the option of the holder. The 9% dividend would be payable semiannually in cash or Common Stock at the option of the Company beginning October 31, 2001. The Company will use its best efforts to obtain listing for the 9% Convertible Preferred Stock within two years after issuance. If either the interest or dividends are paid in Common Stock, the issue price will be based on the average closing sale price of the Common Stock for the immediately preceding 15 days prior to the due date.

The 8% Convertible Preferred Stock will be exchanged one-half for Common Stock and one-half for a new 8% Convertible Preferred Stock. Based on the exchange agreement, the current 8% Convertible Preferred Stock will be exchanged for 4,535,655 shares of Common Stock and 1,250,000 shares of new 8% Convertible Preferred Stock. The new 8% Convertible Preferred Stock will be convertible into 3,650,701 shares of the Company's Common Stock at a conversion price of $.3424 per share. Dividends on the new 8% Convertible Preferred Stock will be payable semiannually in cash or Common Stock at the option of the Company beginning October 31, 2001. Common Stock dividends will be based on a per share price of $.3424.

Carson Thompson, Chairman and Chief Executive Officer, stated, "This comprehensive operational and financial restructuring is critical to the Company's financial viability. We are pleased with the impact on operations that have already been achieved with the downsizing and refocusing of efforts on the continuing stores. Under the direction of Mike Musgrove, our new President, we are focusing on increasing pawn loan volume and improved yield on the loans, increasing merchandise sales volume and margins, tightening inventory controls and on the development of our store operations team members." Mr. Thompson concluded, " We plan to increase shareholder value by resuming growth through acquisition of stores after the operational and financial restructuring is successfully completed."

"The cooperation of our lender, landlords, representatives of the 12% Subordinated Noteholders and 8% Convertible Preferred shareholder has been very encouraging. We now have agreements with our lender and the 8% Convertible Preferred shareholder." reported Robert Schleizer, the Company's Senior Vice President and Chief Financial Officer. "If we are successful in completing the proposed exchange offer with the holders of the 12% Subordinated Notes, in conjunction with the other components of our restructuring plan, we believe the Company will have a strong foundation for future financial success."

Certain of the above information is forward-looking and, as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For a discussion of factors that may affect actual results, investors should refer to the Company's filings with the Securities and Exchange Commission.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.